Exhibit 99.1

April 19, 2007                                                                              Steven F. Nicola
                                                                                                                        CFO, Secretary & Treasurer
                                                                                                                        412-442-8262

                            MATTHEWS INTERNATIONAL ANNOUNCES
                SECOND QUARTER EARNINGS AND DECLARES QUARTERLY DIVIDEND

            PITTSBURGH, PA, APRIL 19, 2007 - Matthews International Corporation (NASDAQ NNM: MATW) today announced earnings for the second fiscal quarter ended March 31, 2007.  Net income for the quarter was $18,501,000 versus $16,852,000 for the same quarter last year.  Earnings per share for the second quarter of fiscal 2007 were $0.58 compared to $0.52 a year ago, an increase of 11.5 percent.  Sales in the quarter increased 12.1 percent to $202,979,000 versus $181,068,000 in the second quarter of fiscal 2006.

            Net income for the six months ended March 31, 2007 was $32,472,000 versus $29,759,000 for the six months ended March 31, 2006.  Earnings per share for the first six months of fiscal 2007 increased 10.9 percent to $1.02 compared to $0.92 for the first six months a year ago.  Sales for the first half of fiscal 2007 increased 7.8 percent to $378,403,000 versus $351,177,000 for the first half of fiscal 2006.

            Fiscal 2007 earnings for the quarter and six-month periods included pre-tax charges of $667,000 ($0.01 per share after-tax) and $1,333,000 ($0.03 per share after-tax), respectively, related to the earnout provisions under the acquisition-related agreements for Milso Industries (acquired in July 2005).

            In discussing the financial results for the quarter and first six months of the fiscal year, Joseph C. Bartolacci, President and Chief Executive Officer, stated:

            “On a consolidated level, our fiscal second quarter and year-to-date March 31, 2007 results were in line with our internal expectations.  For the fiscal 2007 second quarter, a significant project in our Merchandising Solutions business was the principal driver in our year-over-year improvement.  In addition, our Bronze and Cremation Divisions reported improved results.  These gains were partially offset by a decline in operating profit for our Casket Division and Graphics Imaging Group.  Despite an increase in sales, operating profit for the Casket Division was lower for the second quarter compared to a year ago, primarily due to higher distribution costs and the Milso earnout accrual.  The increase in distribution costs

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related to the continued transition to Company-owned distribution in certain territories.  The reduction in second quarter operating profit for the Graphics Imaging Group compared to a year ago principally reflected continued weakness in the U.K. graphics market.

On a year-to-date basis, all segments of the Company reported improved operating profit, except for the Graphics Imaging Group.  Each of our Memorialization businesses reported an increase in operating profit on higher sales, compared to the first six months last fiscal year.  Our Brand Solutions Group also reported higher operating profit for the six-month period as a result of the second quarter Merchandising Solutions project.  The favorable benefit of this project was partially offset by a decline in the performance of our U.K. graphics business.”

Mr. Bartolacci further stated, “With respect to the remainder of the fiscal year, we are maintaining our earnings guidance.  However, we continue to remain cautious.  Near-term visibility is more difficult due to the current challenges in our casket business, the recent rise in bronze costs and continued market weakness in the U.K. graphics market.  However, our action plans and recent investments give us confidence that we will achieve our long-term growth rate into fiscal 2008.”

The Board of Directors of Matthews International Corporation also declared at its regularly scheduled meeting today a dividend of $0.055 per share on the Company’s common stock for the quarter ended March 31, 2007.  The dividend is payable May 14, 2007 to stockholders of record April 30, 2007.

Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a designer, manufacturer and marketer principally of memorialization products and brand solutions.  Memorialization products consist primarily of bronze memorials and other memorialization products, caskets and cremation equipment for the cemetery and funeral home industries.  Brand solutions include graphics imaging products and services, marking products, and merchandising solutions.  The Company’s products and services include cast bronze memorials and other memorialization products; caskets; cast and etched architectural products; cremation equipment and cremation-related products; mausoleums; brand management, printing plates, pre-press services, and imaging systems for the primary packaging and corrugated industries; marking equipment and consumables, and industrial automation products for identifying, tracking and conveying various consumer and industrial products, components and packaging containers; and merchandising display systems and marketing and design services.

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MATTHEWS INTERNATIONAL CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited) (In Thousands, except Share Data)
	Three Months Ended		Six Months Ended
	3/31/06	3/31/07	3/31/06	3/31/07
Sales	$181,068	$202,979	$351,177	$378,403
Operating Profit	29,061	31,645	51,479	55,829
Income before Taxes	27,007	29,648	47,691	52,038
Income Taxes	10,155	11,147	17,932	19,566
Net Income	$16,852	$18,501	$29,759	$32,472
Earnings per Share	$0.52	$0.58	$0.92	$1.02
Weighted Average Shares	32,293,079	31,868,998	32,327,324	31,884,507

            Any forward-looking statements contained in this release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct.  Factors that could cause the Company’s results to differ materially from the results discussed in such forward-looking statements principally include economic, competitive, and technological factors beyond the Company’s control.